UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 13, 2021

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number			IRS Employer Identification Number
001-3034	XCEL ENERGY INC.			41-0448030
(a Minnesota corporation)
414 Nicollet Mall
	Minneapolis	Minnesota	55401
	(612)	330-5500

001-03789	SOUTHWESTERN PUBLIC SERVICE COMPANY			75-0575400
(a New Mexico corporation)
790 South Buchanan Street
	Amarillo	Texas	79101
	(303)	571-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $2.50 par value per share	XEL	Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

In February 2021, Southwestern Public Service Company (SPS), a New Mexico corporation, and a wholly owned subsidiary of Xcel Energy Inc., filed an electric rate case with the Public Utility Commission of Texas (PUCT) seeking an increase in retail electric base rates of approximately $143 million. SPS’ net rate increase to Texas customers is expected to be approximately $74 million, or 9.2%, as a result of the offsetting $69 million in fuel cost reductions and production tax credits (PTCs) from the Sagamore wind project.
The request is based on a return on equity (ROE) of 10.35%, an equity ratio of 54.60%, a rate base of approximately $3.3 billion and a historic test year based on the 12-month period ended Dec. 31, 2020.
The request includes the effect of losing approximately 400 MW from a wholesale transmission customer and changes to depreciation lives of SPS’ Tolk power plant (from 2037 to 2032) and coal handling assets at the Harrington facility (to 2024).
On Aug. 13, 2021, the Alliance of Xcel Municipalities (AXM), Office of Public Utility Counsel (OPUC) and Texas Industrial Energy Consumers (TIEC) filed testimony along with several other parties.
Proposed modifications to SPS’ request:

(Millions of Dollars)	AXM	OPUC	TIEC (a)
SPS Update Testimony	$143	$143	$143

Recommended base rate adjustments:
ROE	(34)	(22)	(29)
Capital structure	(14)	—	(11)
Jurisdictional allocators	—	(9)	(5)
Depreciation expense	(20)	(7)	(2)
Other operating and maintenance expense	(5)	—	(2)
Labor and incentive related adjustments	(5)	(1)	—
Other, net (b)	(3)	(5)	—
Total adjustments	$(81)	$(44)	$(49)
Total proposed revenue change	$62	$99	$94
(a)The quantification of capital structure is based on a 50% equity ratio.
(b)OPUC and AXM recommend exclusion of approximately $34 million and $42 million, respectively, in steam, internal combustion and transmission equipment.

On Aug. 20, 2021, the PUCT Staff (Staff) filed testimony supporting a total proposed revenue change of $110 million. Staff’s total adjustment of approximately $33 million was proposed separately and apart from its positions on specific issues.

Recommended Position	Staff	AXM	OPUC	TIEC
ROE	9.35%	8.88%	9.35%	9.10%
Equity ratio	51.00%	50.00%	54.60%	48.60 - 51.00%
Expected procedural next steps:
•Rebuttal testimony — Sept. 15, 2021
•Public hearing — Oct. 18 - Oct. 28, 2021
The PUCT set current rates as temporary as of March 15, 2021. Once final rates are approved, a surcharge will be requested from March 15, 2021 through the effective date of new base rates. A PUCT decision is expected in the first quarter of 2022.

Certain information discussed in this Current Report on Form 8-K is forward-looking information that involves risks, uncertainties and assumptions. Such forward-looking statements, including our expectations regarding net rate increases to consumers and regarding the regulatory proceedings, as well as assumptions and other statements are intended to be identified in this document by the words "anticipate," “believe,” “could,” “estimate,” “expect,” "intend," "may," "objective," "outlook," "plan," "project," "possible," “potential,” "should," "will," "would," and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information. The following factors, in addition to those discussed in Xcel Energy's and SPS' Annual Report on Form 10-K for the year ended Dec. 31, 2020, and subsequent filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: uncertainty around the impacts and duration of the COVID-19 pandemic; operational safety, including our nuclear generation facilities; successful long-term operational planning; commodity risks associated with energy markets and production; rising energy prices and fuel costs; qualified employee work force and third-party contractor factors; ability to recover costs, changes in regulation and subsidiaries’ ability to recover costs from customers; reductions in our credit ratings and the cost of maintaining certain contractual relationships; general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries to obtain financing on favorable terms; availability or cost of capital; our customers’ and counterparties’ ability to pay their debts to us; assumptions and costs relating to funding our employee benefit plans and health care benefits; our subsidiaries’ ability to make dividend payments; tax laws; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; seasonal weather patterns; changes in environmental laws and regulations; climate change and other weather; natural disaster and resource depletion, including compliance with any accompanying legislative and regulatory changes; and costs of potential regulatory penalties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aug. 24, 2021	Xcel Energy Inc. (a Minnesota corporation)
Southwestern Public Service Company (a New Mexico corporation)

/s/ BRIAN J. VAN ABEL
Brian J. Van Abel
Executive Vice President, Chief Financial Officer